Exhibit 10.1

Execution Version

AMENDMENT, dated as of April 30, 2009 (this “Amendment”), by and between Elite Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on the one hand, and Epic Pharma, LLC, a Delaware limited liability company (the “Parent”), and Epic Investments, LLC, a Delaware limited liability company (including its successors and assigns, the “Purchaser”), on the other hand, relating to a certain STRATEGIC ALLIANCE AGREEMENT, dated as of March 18, 2009 (the “Alliance Agreement”; capitalized terms used herein and not otherwise defined have the meaning assigned to such terms in the Alliance Agreement).

          WHEREAS, the parties hereto have agreed to amend and waive certain provisions of the Alliance Agreement on the terms and subject to the conditions contained herein.

          NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1.     Amendments. The Alliance Agreement is hereby amended as follows:

          (a)    Article I is amended by:

     (1)     amending the definition of Initial Closing Date to read as follows: “Initial Closing Date” means May 27, 2009 or such other date as the Parties may mutually agree upon in writing;

     (2)     amending the definition of Ten Percent Stockholders to read as follows: “Ten Percent Stockholders” means the holders of ten percent (10%) or more of the issued and outstanding shares of Common Stock on the Initial Closing Date, after giving effect to (a) the issuance of the Initial Closing Shares pursuant to this Agreement and (b) the conversion of the Outstanding Preferred Stock into Common Stock in accordance with the Conversion Notices.

     (3)     adding a definition for the term “Deposit” which shall read as follows: “Deposit” shall have the meaning assigned to such term in Section 2.1A. ”

          (b)    The following Section 2.1A is hereby inserted immediately following Section 2.1 and before Section 2.2:

2.1A     Good Faith Deposit. On or before April 30, 2009, Parent shall deliver the sum of Two Hundred Fifty Thousand Dollars ($250,000) to the Company as a good faith deposit (the “Deposit”) to be applied against the amount payable under Section 2.1 above. Upon receipt thereof, the Company shall be free to use such funds in accordance with Section 4.7 herein, provided, however, in the event Parent shall terminate this Agreement pursuant to clause (x) of Section 6.1 below as the result of the conditions precedent set forth in Section 2.11(b) or 2.12(a) not being satisfied, the Company shall promptly refund such funds to Parent.

          (c)    Section 2.2(a)(viii) is amended by deleting the words “the Secretary of State of Delaware” and inserting in their stead the words “said officer as being true, correct and complete copies thereof”

          (d)    Section 2.2(b) is amended by (1) adding the following to clause (ii) therein: “less the Deposit”, and (2) deleting clauses (B) and (C) from clause (iii) therein.

          (e)    Section 3.1(u) of the Alliance Agreement is hereby deleted in its entirety and replaced with the following text:

Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of such class of Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.

          (f)     The following Section 3.1(pp) is hereby added to the Alliance Agreement:

(pp)    Additional Initial Closing Date Representations. As of the Initial Closing Date, the Company makes the following representations and warranties:

(1)     Set forth on Schedule 3.1(pp)(1) of the Company Disclosure Schedule is a true, correct and complete list of the holders of Outstanding Preferred Stock who have elected to convert all or a portion of their shares to Common Stock in accordance with Section 2.9 hereof, setting forth the name of each such holder, the number, class and series of shares of Outstanding Preferred Stock so converted and the number of shares of Common Stock into which such shares have been converted (each such holder, a “Converting Holder”). The Company has delivered to Parent true, correct and complete copies of all Conversion Notices delivered by each Converting Holder. Any and all representations, warranties and other disclosure made or furnished by or on behalf of the Company to the Converting Holders and to each nonconverting holder of Outstanding Preferred Stock Purchaser regarding the Company, its business and the transactions contemplated hereby, was, when made, true and correct in all material respects and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(2)     Set forth on Schedule 3.1(pp)(2) of the Company Disclosure Schedule is a true, correct and complete list of the holders of Outstanding Preferred Stock who have consented to the transactions contemplated by this Agreement, including the issuance of the Series E Preferred Stock hereunder, setting forth the name of each such holder and the number, class and series of shares of Outstanding Preferred Stock held by such holder (each such holder, a “Consenting Holder”). The

Company has delivered to Parent true, correct and complete copies of all consents delivered by each Consenting Holder. Any and all representations, warranties and other disclosure made or furnished by or on behalf of the Company to the Consenting Holders and to each nonconsenting holder of Outstanding Preferred Stock Purchaser regarding the Company, its business and the transactions contemplated hereby, was, when made, true and correct in all material respects and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(3)     Any and all actions and steps taken by the Company in connection with the conversion of the shares of Outstanding Preferred Stock by the Converting Holders and the granting of consent by the Consenting Holders complied in all material respects with any and all applicable laws, rules and regulations.

(4)     Set forth on Schedule 3.1(pp)(4) of the Company Disclosure Schedule is a true, correct and complete list of all Ten Percent Stockholders and the number of shares of Common Stock held by each such holder.

(5)     Set forth on Schedule 3.1(pp)(5) of the Company Disclosure Schedule is a pro forma capitalization table setting forth, in all material respects, after giving effect to the conversion of shares of Outstanding Preferred Stock by the Converting Holders, the number of shares of outstanding Common Stock, the number of shares of Outstanding Preferred Stock, the number of shares of Common Stock to be issued as dividends to the holders of the Outstanding Preferred Stock (assuming a price per share of $0.05) for each of the next five years, the number of shares of Common Stock to be issued to the holders of the Series D Preferred Stock upon the redemption thereof (assuming a price per share of $0.05) and the corresponding adjustments to the conversion price of the Series E Preferred Stock pursuant to the Certificate of Designation.”

          (g)    Section 4.10(a) is amended by deleting the date “June 30, 2009” which appears therein and inserting “July 31, 2009” in its stead.

          (h)    Section 4.14(a)(iii) of the Alliance Agreement is hereby deleted in its entirety and replaced with the following text:

declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock, other than dividends payable on outstanding shares of Existing Preferred Stock and Series D Preferred Stock in accordance with the terms thereof as in effect on the date hereof;

          (i)     The following Section 4.18 is added to the Alliance Agreement:

4.18     Delisting. Within thirty (30) Business Days following the Initial Closing Date, the Company shall effect the delisting of the Common Stock from the American Stock Exchange (now known as NYSE Alternext U.S) and shall cause the Common stock to be traded on such Trading Market as shall be required under any agreement, instrument or security to which the Company may be a party or may be bound.

          (j)     Section 6.1 is amended by deleting the date “April 30, 2009” which appears therein and inserting “June 1, 2009” in its stead.

          (k)    The resolution set forth in Article First of the form of Certificate of Amendment of Certificate of Incorporation attached as Exhibit A to the Alliance Agreement is hereby deleted in its entirety and replaced with the following text:

RESOLVED, that the Board of Directors deems it in the best interest of the Corporation to amend the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), by deleting Article Fourth of the Certificate of Incorporation in its entirety and replacing it with the following:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Sixty Million (360,000,000) shares, consisting of Four Million Four Hundred Eighty-Three Thousand Four Hundred Forty-Two (4,483,442) shares of Preferred Stock, par value $0.01 per share, and Three Hundred Fifty-Five Million Five Hundred Sixteen Thousand Five Hundred Fifty-Eight (355,516,558) shares of Common Stock, par value of $0.001 per share.

Subject to the provisions of Section 151 of the General Corporation Law, the Board of Directors or any authorized committee thereof of the Corporation is authorized to issue the shares of Preferred Stock in one or more series and determine the number of shares constituting each such series, the voting powers of shares of each such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as set forth in a resolution or resolutions of the Board of Directors.

          (l)     Section 3(a) of the form of Certificate of Designation attached as Exhibit B to the Alliance Agreement is hereby deleted in its entirety and replaced with the following text:

So long as any Series E Preferred Stock shall remain outstanding, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends payable pursuant to the Series B Certificate, the Series C Certificate and the Series D Certificate) unless the Holder shall first receive, or simultaneously receive, a dividend on each outstanding share of Series E Preferred Stock in an amount equal to the dividend the Holder would have been entitled to receive upon conversion, in full, of one share of Series E Preferred Stock immediately prior to the record date for determination of holders entitled to receive such dividend.

          (m)   Section 4(b)(iii) of the form of Certificate of Designation attached as Exhibit B to the Alliance Agreement is hereby deleted in its entirety and replaced with the following text:

declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock, other than dividends payable on outstanding shares of Existing Preferred Stock in accordance with the terms thereof as in effect on the date hereof;

          2.     Waiver. The Parent and the Purchaser each hereby waive the condition precedents set forth in Section 2.12(a)(i), (ii) and (iii) of the Alliance Agreement and acknowledge that the Company complied with its obligations under Section 2.9(a) of the Alliance Agreement. In addition, the Parent and the Purchaser each hereby acknowledge receipt of the Supplemental Company Schedules, which such Supplemental Schedules shall have been delivered to the Parent and the Purchaser by the Company on or before the date of this Amendment in satisfaction of the delivery requirement contained in Section 2.2(a)(ix) .

          3.     Effect of Amendments. Except as expressly amended herein, the terms of the Alliance Agreement are incorporated herein by reference as if fully set out and shall remain in full force and effect in accordance with their terms.

          4.     Severability. If any provision or portion of this Amendment shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Amendment shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          5.     Counterparts; Delivery by Facsimile. This Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Amendment. This Amendment and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation of a contract and each such party forever waives any such defense.

          6.     Governing Law; Consent to Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Jersey, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY. If either party shall commence an action or proceeding to enforce any provisions of this Amendment, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

          8.     Headings. The headings contained in this Amendment are for reference purposes only and shall not be deemed to be part of the Amendment or to affect the meaning or interpretation of this Amendment.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

          IN WITNESS WHEREOF, this Amendment is executed by the parties hereto as of the day and year first above written.

ELITE PHARMACEUTICALS, INC.

By:	/s/ Chris Dick
Name: Chris Dick
Title: Chief Operating Officer and Acting Chief
Executive Officer

EPIC PHARMA, LLC

By:	/s/ Ashok G. Nigalaye
Name: Ashok G. Nigalaye, Ph.D.
Title: President and Chief Executive Officer

EPIC INVESTMENTS, LLC

By:	EPIC PHARMA, LLC, its Managing Member

By:	/s/ Ashok G. Nigalaye
Name: Ashok G. Nigalaye, Ph.D.
Title: President and Chief Executive Officer